Exhibit 99.1

For further information:

Media Contact:
Amy Yuhn
312-564-1378
ayuhn@theprivatebank.com

Investor Relations Contact:
Sarah Lewensohn
312-564-3894
slewensohn@theprivatebank.com
FOR IMMEDIATE RELEASE

PrivateBancorp Repurchases TARP Warrant From U.S. Department Of Treasury

CHICAGO, November 14, 2012 – PrivateBancorp, Inc. (NASDAQ: PVTB) today announced that it has repurchased in full the warrant that was issued to the U.S. Department of Treasury (“Treasury”) in connection with the Company’s participation in the Trouble Asset Relief Program (“TARP”) Capital Purchase Program.  The warrant, relating to the right to purchase 645,013 shares of common stock of the Company at $28.35 per share, was repurchased at the mutually agreed upon price of $1.225 million.

On October 24, 2012, the Company repurchased all $243.8 million of the Series B Preferred Stock that was issued to the Treasury under the TARP Capital Purchase program.  Following the settlement of the TARP warrant today, the Treasury has no remaining equity stake in PrivateBancorp.

About PrivateBancorp, Inc.

PrivateBancorp, Inc., through its subsidiaries, delivers customized business and personal financial services to middle-market companies, as well as business owners, executives, entrepreneurs and families in all of the markets and communities we serve.  As of September 30, 2012, the Company had 35 offices in 10 states and $13.3 billion in assets.  The Company website is www.theprivatebank.com.